Exhibit 99.2

WRITTEN STATEMENT
 PURSUANT TO
18 U.S.C. SECTION 1350

                    The undersigned, Abdo H. Khoury, the Chief Financial Officer, of ARV Assisted Living, Inc. General Partner of American Retirement Villas II, L.P. (the “Partnership”), pursuant to 18 U.S.C. §1350, hereby certifies that:

(i) the annual Form 10Q of the Partnership (the “Report) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

Dated: May 14, 2003

/s/ ABDO KHOURY

Abdo Khoury, President and Chief Financial Officer of ARV Assisted Living, Inc. General Partner of American Retirement Villa II, L.P.